Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

Investor contact: Cheryl Scully

(954) 769-7734

scullyc@autonation.com

AutoNation’s July 2010 Retail New Vehicle Unit Sales Up 5%

Versus July 2009 and 22% Versus June 2010

FORT LAUDERDALE, Fla., August 4, 2010 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in July 2010, as reported to the applicable automotive manufacturers, totaled 19,688, an increase of 5% as compared to July 2009, which benefited from the highly successful Cash for Clunkers Program. Retail new vehicle unit sales in July 2010 for AutoNation’s operating segments were as follows:

•	5,995 for Domestic, up 13% versus July 2009,

•	10,558 for Import, down 1% versus July 2009, and

•	3,135 for Premium Luxury, up 12% versus July 2009.

On a sequential basis, AutoNation’s July 2010 retail new vehicle unit sales were up 22% versus June 2010.

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The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers (on a continuing operations basis). These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine five times. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 252 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.